Exhibit 10.11
Amendment #1 To The
Monarch Community Bancorp, Inc.
Employment Agreement
          THIS AMENDMENT (the “Amendment”), is made and entered into as of December 31, 2008 by and between Monarch Community Bancorp, Inc., on its behalf and on behalf of all of its subsidiaries and affiliated corporations or associations (“Affiliates”), located at 375 North Willowbrook Road, Coldwater, Michigan 49036 (collectively referred to as the “Company”), and Donald L. Denney (“Executive”).
          WHEREAS, the Executive serves as President and Chief Executive Officer of the Company and the Company’s Affiliate, Monarch Community Bank (the “Bank”) pursuant to the terms of an employment agreement dated September 20, 2006 (the “Agreement”); and
          WHEREAS, the Company and the Executive wish to amend the Agreement to satisfy the requirements of Section 409A of the Internal Revenue Code; and
          WHEREAS, except as otherwise provided in this Amendment, the Agreement shall continue in full force and effect.
          NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Bank and the Executive agree to amend the Agreement as follows:
1.	Section 6 of the Agreement is amended to provide as follows:
6. Expenses. During the Term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Company and the Bank) in performing services under this Agreement, provided that Executive properly accounts for expenses in accordance with the policies of the Company and the Bank. Reimbursement under this section will be paid no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.
2.	Section 7(d) of the Agreement is amended to provide as follows:
     (d) Conferences and Continuing Education. Executive shall be permitted to attend appropriate industry-wide and statewide banking conventions and professional development meetings necessary to keep Executive abreast of developments in the industry. All reasonable expenses of attending such meetings, including the attendance by Executive’s spouse, shall be at the expense of the Company. Reimbursement under this section will be paid no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.

3.	Section 10(b) of the Agreement is amended to provide as follows:
     (b) Termination of Employment by the Board of Directors Without Cause. In the event the Board of Directors terminates Executive’s employment without “Cause” (as defined in Section 10(d)) prior to a Change of Control (as defined in Section 10(e)), Executive shall be entitled to a lump sum payment, within 30 days after Executive’s termination of employment, in an amount equal to his Base Salary and to continue to participate in the Company’s health care plan for one (1) year following the date of termination of employment. In the event, after the termination of Executive’s employment, coverage of Executive under the Company’s health care plan does not qualify under the federal tax laws for the same tax treatment as coverage of active employees of the Company, or if the insurer for the health care plan prohibits Executive’s continued participation in such plan, the Company shall, in its discretion, either provide substantially equivalent health care coverage to Executive or pay to Executive a lump sum payment in an amount in cash equal to the cost to the Company of Executive’s continued participation in the Company’s health care plan no later than the March 15 of the calendar year following the calendar year in which Executive’s employment terminates.
4.	Section 10(e)(i) of the Agreement is amended to provide as follows:
     (i) If, following a Change of Control, this Agreement is terminated by the Company without Cause or by Executive for “Good Reason,” Executive shall be entitled to a lump sum payment, within 30 days after Executive’s termination of employment, in an amount equal to his Base Salary and to continue to participate in the Company’s health care plan for a period of two (2) years following such termination. In the event of termination by Executive for Good Reason, Executive shall provide notice to the Chairman of the Board of Directors specifying the facts and circumstances surrounding his belief that “Good Reason” exists and the Company shall have the right to cure those matters within thirty (30) days from the date of notice. In the event, after the termination of Executive’s employment, coverage of Executive under the Company’s health care plan does not qualify under the federal tax laws for the same tax treatment as coverage of active employees of the Company, or if the insurer for the health care plan prohibits Executive’s continued participation in such plan, the Company shall, in its discretion, either provide substantially equivalent health care coverage to Executive or pay to Executive a lump sum payment in an amount in cash equal to the cost to the Company of Executive’s continued participation in the Company’s health care plan no later than the March 15 of the calendar year following the calendar year in which Executive’s employment terminates.
5.	A new Section 20 is added to the Agreement to provide as follows:
     20. Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee as of his employment termination as determined pursuant to Section 409A of the Code, payments under this Agreement that are made upon such termination of employment may not, to the extent required by Section 409A of the Code, commence to Executive until the six month anniversary of the date that Executive’s employment with the Company terminates and the first payment to Executive shall be a lump sum payment of the amount that would have otherwise been payable to Executive had a delay in payment not been required pursuant to Section 409A of the Code. The remainder of the payments to Executive will be made in accordance with the Company’s or its successor’s regular payroll practices then in effect. The parties intend, however, that this Agreement shall be exempt from the 409A as either a separation pay arrangement under Treas. Reg. 1.409A-1(b)(9) or a short term deferral of compensation under 1.409A-1(b)(4).
          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MONARCH COMMUNITY BANCORP, INC.			EXECUTIVE

By:	/s/ Stephen M. Ross		/s/ Donald L. Denney

	Stephen M. Ross		DONALD L. DENNEY
	Its:	Chairman

Witness:	/s/ Andrew J. Van Doren

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